Exhibit (d)(b)(6)
TEMPORARY ADVISORY FEE WAIVER AGREEMENT
LONG/SHORT LARGE-CAP PORTFOLIO
OF PACIFIC SELECT FUND
     This ADVISORY FEE WAIVER AGREEMENT (“Agreement”), by and between Pacific Life Fund Advisors LLC (the “Adviser”), Pacific Select Fund (the “Trust”), and Analytic Investors LLC (“Analytic Investors”), on behalf of the Long/Short Large-Cap Portfolio, a portfolio of the Trust (“Portfolio”) is effective as of December 1, 2008.
     WHEREAS, the Trust is a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type;
     WHEREAS, the Adviser, the Trust and Analytic Investors are parties to a Portfolio Management Agreement dated on May 1, 2008, pursuant to which the Analytic Investors provides investment advisory services to the Portfolio for compensation based on the value of the average daily net assets of the Portfolio;
     WHEREAS, Analytic Investors is a co-manager of the Portfolio;
     WHEREAS, under normal circumstances, Analytic Investors employs a long/short investment strategy for their portion of the Portfolio by investing up to 50% of its assets in short securities up to 150% of its assets in long securities;
     WHEREAS, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) was hired to provide prime brokerage services to the Portfolio which included borrowing securities to sell short and providing financing to purchase additional long securities;
     WHEREAS, Morgan Stanley closed down its prime brokerage business thereby terminating the prime brokerage agreement with the Trust, causing the Portfolio to unwind its open positions, both long and short, with Morgan Stanley;
     WHEREAS, the Trust is currently in the process of finding a new prime broker for the Portfolio and until such time as a new prime broker is retained, Analytic Investors will employ a 100% long only strategy; and
     WHEREAS, in the interim period of time that the Analytic Investors is employing a 100% long only strategy, Analytic Investors has agreed to temporarily reduce their investment advisory fees;
     NOW THEREFORE, the parties hereto agree as follows:

I.	Advisory Fee Waiver
A.	Amount of Waiver. During the term of this Agreement and for so long as Analytic Investors employs a long only investment strategy, Analytic Investors hereby agrees to waive a portion of its investment advisory fee based on average daily net assets for the segment of the Long/Short Large-Cap Portfolio it manages as follows:
Waiver Rate%               Break Point (assets)
0.10% on the 1st $100 million in assets and
0.10% on the excess over $100 million assets
II.	Term and Termination of Agreement.

This agreement shall begin on December 1, 2008 and will continue until Analytic Investors resumes investing in a long/short strategy consistent with the Portfolio’s stated investment goal, or until April 30, 2009 whichever happens first. Notwithstanding the pervious sentence, this Agreement shall terminate upon termination of the Portfolio Management Agreement between the parties, or it may be terminated by the Trust, without payment of any penalty, upon ninety (90) days’ prior written notice to the Adviser at its principal place of business.
III.	Miscellaneous.
A.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.

B.	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Portfolio Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Portfolio Management Agreement or the 1940 Act.

C.	Choice of Law. This Agreement shall be governed by the law of the State of California, without regard to the conflicts of law provisions thereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorize and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

PACIFIC SELECT FUND

BY:	/s/ M.A. Brown Name: Mary Ann Brown
Title: President

BY:	/s/ Audrey L. Milfs

Name: Audrey L. Milfs
Title: Secretary

PACIFIC LIFE FUND ADVISORS LLC

BY:	/s/ Howard Hirakawa

Name: Howard Hirakawa
Title: Vice President

BY:	/s/ Audrey L. Milfs

Name: Audrey L. Milfs
Title: Secretary

ANALYTIC INVESTORS, LLC

BY:	/s/ Marie Natasi Arlt

Name: Marie Natasi Arlt
Title: COO